Exhibit 99.1
NEWS FROM
FOR IMMEDIATE RELEASE
MADISON SQUARE GARDEN, INC. REPORTS
FOURTH QUARTER AND FULL YEAR 2009 RESULTS
NEW YORK, N.Y., March 18, 2010 — Madison Square Garden, Inc. (NASDAQ: MSG) today reported financial results for the fourth quarter and full year ended December 31, 2009. MSG became a public company on February 9, 2010.
Madison Square Garden’s full year 2009 net revenues increased 1.9% to $1.062 billion compared with the full year 2008. Operating income(1) increased $63.3 million to $45.0 million and adjusted operating cash flow (“AOCF”)(1)(2) increased $59.9 million to $120.6 million, each compared to the prior year.
Madison Square Garden President and CEO Hank Ratner said: “We are pleased by MSG’s significant growth in AOCF, as well as our revenue results for the year, especially in light of the difficult economic environment. As we move forward as a public company, we are enthusiastic about the growth opportunities for each of our segments, and confident that our powerful brands and assets will work together to strengthen our overall business. Combined with the benefits the renovation of Madison Square Garden is expected to bring, we are excited about the future prospects of our fully-integrated sports, entertainment and media business.”
Madison Square Garden’s fourth quarter 2009 net revenues increased 3.6% to $412.0 million compared to the prior year period, primarily reflecting an increase in MSG Media affiliate revenue. Operating income increased $37.4 million, to $44.0 million and AOCF increased 147.0% to $62.9 million, each as compared to the fourth quarter of 2008. Operating income and AOCF increases primarily reflect lower costs in the Company’s Sports segment combined with the increase in affiliate revenue at MSG Media.
Results from Operations(1)
Segment results for the quarters ended December 31, 2009 and 2008 are as follows:
(Full year segment results are shown on page 5 of this earnings release)

	Revenue, Net			AOCF			Operating Income (Loss)
			%			%			%
$ millions	Q4 2009	Q4 2008	Change	Q4 2009	Q4 2008	Change	Q4 2009	Q4 2008	Change
MSG Media	$128.5	$112.9	13.8%	$41.2	$23.8	73.5%	$35.2	$17.4	102.5%
MSG Entertainment	177.0	177.5	(0.3)%	19.0	25.6	(25.7)%	14.9	22.6	(34.0)%
MSG Sports	123.7	123.7	—	3.8	(22.0)	117.3%	0.4	(25.4)	101.6%
Other (including eliminations)	(17.1)	(16.6)	(3.4)%	(1.2)	(1.9)	38.8%	(6.6)	(8.0)	17.8%

Total Company	$412.0	$397.6	3.6%	$62.9	$25.5	147.0%	$44.0	$6.6	—

Note: Does not foot due to rounding
See notes on page 2.

MSG Media
MSG Media net revenues for the fourth quarter 2009 rose 13.8% to $128.5 million, operating income rose 102.5% to $35.2 million, and AOCF increased 73.5% to $41.2 million, all as compared to the prior year. These results were primarily driven by a $12.7 million increase in MSG Media affiliate revenue largely attributable to increases in contractual affiliate rates.
MSG Entertainment
MSG Entertainment net revenues for the fourth quarter 2009 decreased slightly to $177.0 million, operating income decreased 34.0% to $14.9 million, and AOCF decreased 25.7% to 19.0 million, all as compared to the prior year. The decline in net revenues and operating income were primarily attributed to the company’s entertainment productions, which was partly offset by improved bookings.
MSG Sports
MSG Sports net revenues for the fourth quarter 2009 were essentially flat compared with the prior year period at $123.7 million, while operating income improved by $25.8 million to $0.4 million, and AOCF improved by $25.8 million to $3.8 million. These results reflect a $20.8 million decrease in net provisions for certain team personnel transactions, NBA luxury tax and NHL revenue sharing.
About Madison Square Garden
Madison Square Garden is a fully-integrated sports, entertainment and media business. The company is comprised of three business segments: MSG Sports, MSG Entertainment and MSG Media, which are strategically aligned to work together to drive MSG’s overall business, which is built on a foundation of iconic venues and compelling content that MSG creates, produces, presents and/or distributes through its programming networks and other media assets. MSG Sports consists of owning and operating sports franchises, including the New York Knicks (NBA), the New York Rangers (NHL), the New York Liberty (WNBA), and the Hartford Wolf Pack (AHL). MSG Sports also features other sports properties, including the presentation of a wide variety of live sporting events including professional boxing, college basketball, track and field and tennis. MSG Entertainment is one of the country’s leaders in live entertainment. MSG Entertainment creates, produces and/or presents a variety of live productions, including the Radio City Christmas Spectacular featuring the Radio City Rockettes, throughout the country. MSG Entertainment also presents or hosts other live entertainment events such as concerts, family shows and special events in MSG’s diverse collection of venues. These venues include Madison Square Garden, Radio City Music Hall, the Theater at Madison Square Garden, the Beacon Theatre, the Chicago Theatre and the Wang Theatre. MSG Media is a leader in production and content development for multiple distribution platforms, including content originating from MSG’s venues. MSG Media consists of the MSG Networks (MSG network, MSG Plus, MSG HD and MSG Plus HD) regional sports networks and the Fuse Networks (Fuse and Fuse HD), a national television network dedicated to music. MSG Media is also responsible for managing interactive initiatives across all business segments. More information is available at www.msg.com.

Notes:

1.	This amount differs from the amount reflected in Cablevision System Corporation’s February 25, 2010 public filings for the MSG business segment. The difference is due to the fact that the Company’s results reflect certain pension plan accounting differences resulting from pension plan amendments in 2007 and certain other differences.

2.	See definition of adjusted operating cash flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

Non-GAAP Financial Measures
We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of stock appreciation rights and, in the case of restricted shares and stock options, the settlement of an obligation that is not expected to be made in cash.
We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use net revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 4 of this release
This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.
# # #
Contacts:

Barry Watkins	Keil Decker	Ari Danes
Executive Vice President	Vice President	Vice President
Communications	Financial Communications	Investor Relations
Madison Square Garden	Madison Square Garden	Madison Square Garden
(212) 465-5920	(212) 465-5925	(212) 465-6072
Conference Call Information:
The conference call will be Webcast live today at 10:00 a.m. EST at www.msg.com
Conference call dial-in number is 877-347-9170 / Conference ID Number 62518637
Conference call replay number is 800-642-1687 / Conference ID Number 62518637 until March 25, 2010

MADISON SQUARE GARDEN, INC.
CONDENSED COMBINED OPERATIONS DATA AND RECONCILIATION
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues, net	$411,999	$397,558	$1,062,417	$1,042,958

Adjusted operating cash flow	$62,888	$25,457	$120,630	$60,721
Share-based compensation expense	(3,544)	(2,176)	(14,262)	(12,732)

Operating income before depreciation and amortization	59,344	23,281	106,368	47,989
Depreciation and amortization (including impairments)	(15,363)	(16,655)	(61,336)	(66,231)

Operating income (loss)	43,981	6,626	45,032	(18,242)
Other income (expense):
Interest income (expense), net	(186)	(132)	(1,117)	1,919
Miscellaneous, net	—	—	2,000	—

Income (loss) from operations before income taxes	43,795	6,494	45,915	(16,323)
Income tax benefit (expense)	(20,407)	4,763	(18,266)	11,387

Net income (loss)	$23,388	$11,257	$27,649	$(4,936)

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO
OPERATING INCOME (LOSS)
The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow included in this earnings release:
•	Depreciation and amortization (including impairments). This adjustment eliminates depreciation and amortization and impairments of long-lived assets in all periods.

•	Share-based compensation benefit (expense). This adjustment eliminates the compensation benefit (expense) relating to stock options, stock appreciation rights, restricted stock, and restricted stock units granted under our employee stock plans and non-employee director plans in all periods.

MADISON SQUARE GARDEN, INC.
CONDENSED COMBINED OPERATIONS DATA AND RECONCILIATION
(Dollars in thousands)
(Unaudited)
REVENUES, NET

	Three Months Ended
	December 31,		%
	2009	2008	Change
MSG Media	$128,501	$112,937	13.8%
MSG Entertainment	176,954	177,529	(0.3)%
MSG Sports	123,680	123,664	—
All other	(17,136)	(16,572)	(3.4)%

Total Madison Square Garden, Inc.	$411,999	$397,558	3.6%

	Twelve Months Ended
	December 31,		%
	2009	2008	Change
MSG Media	$474,139	$430,004	10.3%
MSG Entertainment	286,543	307,816	(6.9)%
MSG Sports	368,607	369,333	(0.2)%
All other	(66,872)	(64,195)	(4.2)%

Total Madison Square Garden, Inc.	$1,062,417	$1,042,958	1.9%

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating			Operating Income
	Cash Flow			(Loss)
	Three Months Ended			Three Months Ended
	December 31,		%	December 31,		%
	2009	2008	Change	2009	2008	Change

MSG Media	$41,241	$23,773	73.5%	$35,223	$17,396	102.5%
MSG Entertainment	19,010	25,582	(25.7)%	14,940	22,638	(34.0)%
MSG Sports	3,798	(22,000)	117.3%	404	(25,395)	101.6%
All other	(1,161)	(1,898)	38.8%	(6,586)	(8,013)	17.8%

Total Madison Square Garden, Inc.	$62,888	$25,457	147.0%	$43,981	$6,626	—

	Adjusted Operating			Operating Income
	Cash Flow			(Loss)
	Twelve Months Ended			Twelve Months Ended
	December 31,		%	December 31,		%
	2009	2008	Change	2009	2008	Change

MSG Media	$167,358	$112,117	49.3%	$141,788	$85,464	65.9%
MSG Entertainment	(21,806)	10,636	—	(37,572)	(2,463)	—
MSG Sports	(17,959)	(30,883)	41.8%	(31,910)	(46,427)	31.3%
All other	(6,963)	(31,149)	77.6%	(27,274)	(54,816)	50.2%

Total Madison Square Garden, Inc.	$120,630	$60,721	98.7%	$45,032	$(18,242)	—

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